Exhibit A

Safeway 401(k) Plan & Trust

Financial Statements for the Years Ended December 31, 2003 and 2002, Supplemental Schedule as of December 31, 2003 and Report of Independent Registered Public Accounting Firm

SAFEWAY 401(k) PLAN & TRUST

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002:

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-7

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2003—Form 5500, Schedule H,
Part IV, Line 4i, Supplemental Schedule of Assets (Held at End of Year)	8

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Safeway 401(k) Plan & Trust (the “Plan”) as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2003 and 2002, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2003 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2003 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

San Francisco, California

June 23, 2004

SAFEWAY 401(k) PLAN & TRUST

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2003 AND 2002

(In thousands)

	2003	2002
ASSETS:
Investments at fair value:
Mutual funds	$496,943	$325,526
Safeway common stock	155,228	179,475
Short-term investment funds	70,022	72,853
Participant loans	32,737	29,810

Total	754,930	607,664

Investments at contract value—guaranteed investment contracts	299,402	287,154

Total investments	1,054,332	894,818

Contributions receivable	1,774	—
Due from broker for securities sold	1,252	601

Total assets	1,057,358	895,419
LIABILITIES:
Due to broker for securities purchased	717	649
Accrued administrative expenses	732	551

Total liabilities	1,449	1,200

NET ASSETS AVAILABLE FOR BENEFITS	$1,055,909	$894,219

See notes to financial statements

SAFEWAY 401(k) PLAN & TRUST

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEARS ENDED DECEMBER 31, 2003 AND 2002

(In thousands)

	2003	2002
ADDITIONS
Investment (loss) income:
Net appreciation (depreciation) in fair value of investments	$80,304	$(203,280)
Interest and dividends	27,938	25,097

Total investment income (loss)	108,242	(178,183)

Participant contributions	100,812	96,439

Total additions	209,054	(81,744)

DEDUCTIONS
Benefits paid to participants	(75,854)	(65,429)
Administrative fees	(1,832)	(2,298)

Total deductions	(77,686)	(67,727)

TRANSFER OF NET ASSETS FROM MERGED PLANS (Note 1)	30,322	100,427

NET INCREASE (DECREASE)	161,690	(49,044)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	894,219	943,263

End of year	$1,055,909	$894,219

See notes to financial statements.

SAFEWAY 401(k) PLAN & TRUST

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

1.	DESCRIPTION OF THE PLAN

The following description of Safeway 401(k) Plan & Trust (the “Plan”), is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2003.

General—The Plan is a defined contribution plan which generally covers all employees of Safeway Inc. (the “Company”) who are age 21 or older, excluding those employees who are active participants in the Dominick’s 401(k) Plan for Union employees, the Safeway 401(k) Savings Plan or the Vons Pharmacists’ 401(k) Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Contributions—Employees may elect to contribute between 1% to 25% of their eligible pay, up to a maximum contribution of $12,000 and $11,000 for the years ended December 31, 2003 and 2002, respectively. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Distributions after age 59½ are taxed as ordinary income and are subject to withholding. Employer contributions are not permitted. During 2003 and 2002, the Company merged the net assets of the Genuardi’s Retirement Savings Plan and the Randalls Food Markets, Inc. ESOP/401(k) Savings Plan, in the amount of $30,322,000 and $100,427,000, respectively.

Effective September 1, 2003, participants aged 50 or over by December 31, 2003 are eligible to contribute an additional $2,000 in catch-up contributions to their 401(k) account before the end of the Plan year.

Trustee and Recordkeeper—The trustee of the Plan is Wells Fargo Bank, N.A. The recordkeeper is Merrill Lynch.

Investment Options—Participants may direct their contributions to any one or combination of nine investment funds, as elected by the participant. Participants may change their investment options on a daily basis.

Vesting—Participants are fully vested in their account at all times.

Participant Accounts—Each participant’s account is credited with the participant’s contribution and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Participant Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed 4 years, except where the loan is issued to purchase a primary residence, in which case the loan period may extend to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant’s account and bear interest at the prime rate as published in the Wall Street Journal on the first business day of each week in which the loan originated, plus 1%. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2003 and 2002, respectively, there were 8,267 and 7,579 loans outstanding with interest rates ranging from 5.00% to 10.75%.

In-Service Withdrawals—Effective February 1, 2003, new types of withdrawals are available under the Plan. An active or inactive participant may withdraw all or any portion of their rollover account at any time. An active or inactive participant may take a hardship withdrawal if there is an immediate and heavy financial need.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70½, (b) to receive an immediate lump sum distribution as cash, as Safeway Stock (up to the amount invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or (c) to receive a series of payments over a period of years not to exceed the participant’s life expectancy. If a participant’s balance is $5,000 or less, the participant must receive an immediate lump sum distribution.

Plan Termination—Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The financial statements of the Plan have been prepared in accordance with accounting principles generally accepted in the United States of America.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value, except for guaranteed investment contracts, which are stated at contract value in accordance with the Department of Labor reporting requirements for Form 5500 (see Note 4 for the fair value and the method of its determination for guaranteed investment contracts). The fair values of the Plan’s other investments are determined based on quoted market prices which represent the net asset value of shares held by the Plan at year-end. Participant loans are stated at amortized cost, which approximates fair value. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits—Benefits are recorded when paid.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

The estimated fair value of guaranteed investment contracts presented in Note 4 are based on assumptions about the market for such investments because quoted market prices are unavailable. Such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions could have a material effect on the estimated fair values. Additionally, the fair values were estimated as of year-end, and current estimates may differ from the amounts presented.

Income Taxes - The Internal Revenue Service issued a Determination Letter dated March 24, 2004 stating that the Plan and related trust, as then designed, satisfied the requirements of the Internal Revenue Code. The administrator and the tax counsel for the Plan believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Internal Revenue Code, and as of the financial statement date, the Plan was qualified and the related trust was tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

3.	INVESTMENTS

The fair values (or contract values) of individual investments that represented 5% or more of the Plan’s net assets at December 31, 2003 and 2002 were as follows (in thousands):

	2003	2002
Safeway Common Stock	$155,228	$179,475
Merrill Lynch S&P 500 Index Fund	214,635	149,619
PIMCO Total Return Fund Class A	86,624	80,271
State Street Research Aurora Fund	66,652	—
Guaranteed Investment Contract—CDC-IXIS WR-1027-01	71,760	62,592
Guaranteed Investment Contract—State Street Bank #97044	71,884	56,827
Guaranteed Investment Contract—Monumental MDA	71,893	55,848
SEI Stable Asset Fund	65,982	70,167

During the years ended December 31, 2003 and 2002, net appreciation (depreciation) of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

	2003	2002
Mutual funds	$90,646	$(72,927)
Common stock	(10,342)	(130,353)

Total appreciation (depreciation)	$80,304	$(203,280)

4.	GUARANTEED INVESTMENT CONTRACTS

The Plan maintains guaranteed investment contracts with insurance companies. The insurance companies were selected based on fiscal safety and soundness, insurance rating, and rate of return. The Plan is not aware of any event or occurrence that would impair the value of these investments. At December 31, 2003 and 2002, no valuation reserves were required.

The guaranteed investment contracts are recorded in the financial statements at contract value in accordance with annual reporting requirements of the Department of Labor Form 5500. Such contract values were $299,402,500 and $287,154,000 at December 31, 2003 and 2002, respectively. The fair values of guaranteed investment contracts are estimated by independent investment managers using contract value at maturity discounted to the present value based on current yields of financial instruments with similar maturities. The estimated fair values approximate contract value at December 31, 2003 and 2002 were $376,602,000 and $372,886,000, respectively.

The average yield on guaranteed investment contracts for the years ended December 31, 2003 and 2002 was 4.37% and 5.76%, respectively. The average crediting interest rate was 4.57% and 5.90% at December 31, 2003 and 2002, respectively.

5.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock representing party-in-interest transactions that qualify as exempt prohibited transactions.

Certain Plan investments are managed by Merrill Lynch. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping were $1,650,219 and $2,215,059 in 2003 and 2002, respectively.

******

SAFEWAY 401(k) PLAN & TRUST

FORM 5500, SCHEDULE H, PART IV, LINE 4i—SUPPLEMENTAL SCHEDULE

OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2003 (Dollars in thousands)

Asset Name and Description	Current Value
Guaranteed Investment Contracts:
Bank of America 002-126, 4.25%	$21,174
CDC-IXIS WR-1027-01, 4.33%	71,760
Canada Life 46099, 6.02%	11,578
John Hancock #14921, 7.86%	13,888
John Hancock #15092, 7.00%	13,158
Monumental MDA #00389TR, 4.23%	71,893
Monumental SV-04240-Q, 5.90%	5,544
Pacific Life G-26682.01, 5.44%	11,140
State Street Bank #97044, 4.31%	71,884
Travelers GR-17783, 7.00%	7,383

Short Term Investment Funds:
SEI Stable Asset Fund, #190-783, 3.74%	65,982
STIF Wells Fargo EBT, 0.90%	4,040

* Safeway Common Stock (7,084,821 shares)	155,228

* Merrill Lynch S&P 500 Index Fund Class A (15,735,722 units)	214,635
TCW Galileo Small Cap Growth Fund (2,307,160 units)	33,846
PIMCO Total Return Fund Class A (8,088,160 units)	86,624
Alliance Premier Growth Fund Class A (1,586,645 units)	26,751
State Street Research Aurora Fund (1,726,306 units)	66,652
Alliance Growth and Income Fund Class A (11,399,051 units)	38,529
ING Pilgrim International Value Fund (1,979,197 units)	29,906
Safeway 401(k) Pooled Loan (8,267 loans, interest rates ranging from 5.00% to 10.75%)	32,737

TOTAL	$1,054,332

*	Represents a party-in-interest transaction.